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THE BEARD COMPANY                                           News Release
  Enterprise Plaza, Suite 320
     5600 North May Avenue                             Herb Mee, Jr., President
 Oklahoma City, Oklahoma 73112
  (405) 842-2333 OTCBB: BRCO


                                THE BEARD COMPANY
                         ISSUES UPDATED STATUS REPORT ON
                             McELMO DOME SETTLEMENT

FOR IMMEDIATE RELEASE:  Wednesday, March 26, 2003

     Oklahoma City, Oklahoma --- The Beard Company (OTCBB:BRCO) today reported that on March 24, 2003, the 11 parties who had previously objected to the Settlement filed a Petition for Certiorari with the U.S. Supreme Court. We have been advised by Plaintiffs' counsel that they intend to file a brief response to the Petition. Once this has been filed and circulated, we are advised that the vast majority of petitions are ruled upon within three to 12 weeks, and that most petitions are disposed of within 2-1/2 weeks.

     If the U.S. Supreme Court denies the Petition, the Settlement is expected to be final between early May and late June of 2003, meaning that the distribution of Settlement funds can begin at that time according to the terms of the Settlement Agreement. Although it is possible that the Court could decide to hear the case and could overturn the Settlement, our counsel believe that such possibility is remote. The U.S. Supreme Court takes very few cases and our counsel think it is unlikely that the Court would have any interest in this case.

     Herb Mee, Jr., President of the Company, stated: "Distribution of the proceeds will be delayed until the petition to the U. S. Supreme Court has been decided. The Company believes the Settlement will be concluded within the time frame indicated above with anticipated proceeds to the Company in excess of $3.9 million including interest."

     The Beard Company's common stock is traded on the OTC Bulletin Board under the symbol: BRCO. Its operations consist principally of coal reclamation activities, carbon dioxide (CO2) gas production, the construction of composting plants in China, and its e-commerce activities related to the development of starpay(TM)'s patent-pending payment system for use on the Internet.

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Fax Number (405) 842-9901                               Email:  hmee@beardco.com